Exhibit 4.1
THORIUM POWER, LTD.
8300 Greensboro Drive, Suite 800
McLean, Virginia 22102
703.918.4904

NOTICE EXTENDING
COMMON STOCK PURCHASE WARRANTS

To the holders of our common stock purchase warrants:

On November 17, 2006, the board of directors of Thorium Power, Ltd., authorized the extension of the expiration date of the common stock purchase warrants described below by six months from the expiration date identified on the respective warrant.. This extension of the expiration date will apply to all of the warrants issued pursuant to, and subject to the terms and conditions of, those certain Subscription Agreements with the Company dated November 23, 2005, February 14, 2006 and May 4, 2006, as well as to the warrants to purchase shares of common stock of Thorium Power, Inc., that were assumed pursuant to the Agreement and Plan of Merger by and among Novastar Resources Ltd., TP Acquisition Corp. and Thorium Power, Inc., dated February 14, 2006.

November 17, 2006

By ORDER OF THE BOARD OF DIRECTORS,

THORIUM POWER, LTD.
By:  /s/ Seth Grae_______________________
     President and Chief Executive Officer